                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-70356


PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED NOVEMBER 8, 2001)


                                GERON CORPORATION

                      UP TO 200,000 SHARES OF COMMON STOCK

                  This prospectus supplement relates to the transfer of our common stock by holders of 100,000 shares of our common stock and a warrant to purchase up to 100,000 shares of our common stock which were issued to University Technology Corporation, a Colorado not-for-profit corporation ("UTC"). This prospectus supplement should be read in conjunction with the prospectus dated November 8, 2001 which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement have the meanings given them in the prospectus.

                  The information appearing in the table below amends, as of the date hereof, the information in the table appearing under the heading "Selling Stockholder" in the prospectus to reflect various transfers of shares of our common stock by UTC subsequent to the date of the prospectus. The information provided for UTC in the table below supersedes the information contained in the prospectus:


                                                    NUMBER OF
                                                     SHARES
                                                  BENEFICIALLY
                                                      OWNED
                                                    PRIOR TO      SHARES BEING   SHARES OWNED      AFTER OFFERING
              NAME                                  OFFERING         OFFERED        NUMBER         PERCENTAGE(1)
              ----                                ------------    ------------   ------------      --------------
UNIVERSITY TECHNOLOGY CORPORATION                  122,160(2)        115,160         22,160               *

-------------------------


*    Less than 1%

(1) Assumes the sale of all shares being offered and calculated based on 24,703,471 shares of common stock outstanding as of April 2, 2002.

(2) Includes 2,000 shares of common stock held by UTC as of April 2, 2002 and 5,000 shares of common stock subject to warrants exercisable within 60 days hereof which are not registered for resale under the prospectus dated November 8, 2001 or this prospectus supplement. Includes 15,160 shares held by UTC as of April 2, 2002 and 100,000 shares subject to warrants exercisable within 60 days hereof.

                  The information appearing in the following table supplements, as of the date hereof, the information in the table appearing under the heading "Selling Stockholders" in the prospectus. Each of the selling stockholders identified in the following table acquired the shares of our common stock identified in this table under the heading "Subsequently Acquired Shares" from UTC following the date of the prospectus.

                                                                                  NUMBER OF SHARES
                                                                  SUBSEQUENTLY      AVAILABLE FOR
                                                                    ACQUIRED        SALE IN THIS     AFTER OFFERING
                             NAME                                  SHARES(1)          OFFERING        PERCENTAGE(2)
                             ----                                 ------------    -----------------  --------------
Howard Hughes Medical Institute                                     24,240             24,240               *
The Regents of University of Colorado, for the benefit of the
Department of Chemistry and Biochemistry                            12,120             12,120               *
The Regents of University of Colorado, for the benefit of the
Department of Chemistry and Biochemistry                            24,240             24,240               *
Thomas R. Cech                                                      10,908             10,908               *
Joachim Lingner                                                     10,908             10,908               *
Toru Nakamura                                                        2,424              2,424               *

-------------------------

*    Less than 1%

(1) In each case none of these shares of common stock were held prior to this offering and were acquired from UTC following the date of the prospectus.

(2) Assumes the sale of all shares being offered and calculated based on 24,703,471 shares of common stock outstanding as of April 2, 2002

                  None of the selling stockholders identified in the tables above, nor, to our knowledge, any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

                  Our common stock is traded on the Nasdaq National Market under the symbol "GERN." On April 4, 2002, the closing price of our common stock was $7.88.

                  INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THE PROSPECTUS.

                  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus supplement is April 5, 2002.


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